2007
    TEAMSHARE
    DOLLAR GENERAL

TEAMSHARE is an annual incentive program designed to encourage high performance, while rewarding employees for their commitment and contribution to Dollar General’s success. It’s called TEAMSHARE because it requires teamwork...our TEAMSHARE goals can only be met through the effort of every DG employee. Reaching our goals requires dedication to establishing cost efficiencies, simplifying processes and focusing on customers. Strive for excellence in 2007!

How Does it Work?

Your TEAMSHARE bonus is based on the Company’s total EBITDA for the fiscal year. That means if Dollar General’s year-end EBITDA is $_____________, you will receive a threshold TEAMSHARE bonus. If the year-end EBITDA is $____________, you will receive a target TEAMSHARE bonus. Payout for EBITDA performance between “levels” will be prorated.

You can calculate your target bonus using the following formula:

(Base Pay x Target Bonus Percent x mos. of service)

12 months

Please refer to program guidelines (on back of page) for more details.

Your 2007 TEAMSHARE Plan

Fiscal Year-end    Bonus    Your
   EBITDA        Level     Bonus

            Maximum      %

            Target                 %

           Threashold                 %

What is EBITDA?

EBITDA is Earnings Before Interest, Taxes, Depreciation, and Amortization and is a financial indicator used to evaluate a company’s performance. It is a reflection of a company’s underlying cash earnings without the effects of previous expenditures (depreciation), financing decisions (interest), accounting phenomena (amortization) and taxes.

Unusual, non-recurring expenditures may be excluded from EBITDA as determined by the Compensation Committee of the Board of Directors.

Plan information is proprietary and confidential. Non-supervisory employees are reminded that they may not disclose proprietary, confidential information contained in the Plan relating to the Company’s financial goals or performance.

Strive for excellence in 2007!
Confidential

Who’s                                     GUIDELINES
Eligible?

An employee must meet each of the following criteria:

1. Regular, full-time or part-time Store Support or DC employee during the fiscal year.
Months of Service

Bonuses are prorated based on the number of months employed during the fiscal year.

An employee must be hired/rehired on or before the 15th of the month to receive credit for the month.

Example
Jane Doe hired on June 20, 2007.
Jane will not receive credit for June as the majority of the month is over.
Jane will receive credit for July, 2007 – January, 2008.
Jane will receive a prorated bonus for seven months = 7/12

2. Actively employed with Dollar General through the bonus period and on the date of bonus payout.* *Unless otherwise required by state law.
Rehired Employees
Employees who leave the company and are rehired during the same fiscal year will be bonus eligible from the date of rehire unless rehired within 30 days from the date of termination. Service will be bridged for persons who are away from the Company less than 30 days. Persons who are rehired after 30 days forfeit any bonus amount earned during the fiscal year prior to termination.

Transfers/Promotions
Employees who also worked in a retail position during the fiscal year are eligible for a prorated bonus from each bonus plan. Note: Eligibility requirements must be met in each respective plan to receive a bonus from that plan.

Example
Store Manager from Feb 3, 2007 – June 12, 2007 = 4/12 Store bonus plan
Corporate employee from June 13, 2007 – Feb 1, 2008 = 8/12 Store Support bonus plan

Employees on Leave of Absence
Employees on leave are eligible for a prorated bonus based on the number of months worked during the fiscal year (provided employment has not been terminated before the end of the bonus period and the date of bonus payment, unless otherwise required by law).

3. Cannot have received a year-end performance rating of unsatisfactory.
Bonus Payout
If the Company meets its performance goals and you meet the eligibility guidelines, you will be eligible for a TEAMSHARE bonus! Please note that the IRS considers a bonus to be supplemental income. Therefore, the minimum federal tax, as well as FICA and any other applicable state taxes, are deducted as required.

Your bonus will be paid as soon as administratively practical after the Company year-end performance results are available. Generally, checks are issued in April.

*Dollar General reserves the right to adjust, amend or suspend the TEAMSHARE program at any time.

2007 TEAMSHARE

The individual 2007 TEAMSHARE Bonus Program document for each of the Company’s named executive officers is substantially identical to the form of 2007 TEAMSHARE Bonus Program document shown here, except for the bonus percentages set forth on the first page.  The applicable bonus percentages for each of the Company’s named executive officers are set forth below.

Name	Bonus at Threshold Level	Bonus at Target Level	Bonus at Maximum Level
David A. Perdue	50%	100%	200%
David M. Tehle	32.5%	65%	130%
Beryl J. Buley	32.5%	65%	130%
Kathleen R. Guion	32.5%	65%	130%
Challis M. Lowe	32.5%	65%	130%